UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number 000-31160

                               Sciax Corporation
                               -----------------
             (Exact name of registrant as specified in its charter)

                            300 Center St. Suite 202
                                  Bay City, MI
                                     48708
                                      USA
                                  989-891-0500
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, par value $0.001 per share
            (Title of each class of securities covered by this Form)

                                      None
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i) |X|                 Rule 12h-3(b)(1)(i) |X|
Rule 12g-4(a)(1)(ii)                    Rule 12h-3(b)(1)(ii)
Rule 12g-4(a)(2)(i)                     Rule 12h-3(b)(2)(i)
Rule 12g-4(a)(2)(ii)                    Rule 12h-3(b)(2)(ii)
                                        Rule 15d-6

Approximate number of holders of record as of the certification or notice date:
119

Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                        Sciax Corporation


                                        (Registrant) By: /s/ Nitin Amersey
                                                         -----------------------
                                               Nitin Amersey; Chairman

Date: August 30, 2005